Exhibit 10.1

STOCK UNIT AWARD AGREEMENT

PURSUANT TO

THE COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

AMENDED AND RESTATED 1999 INCENTIVE COMPENSATION PLAN

Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), grants this Award of Stock Units to the Participant named below, pursuant to the Cognizant Technology Solutions Corporation Amended and Restated 1999 Incentive Compensation Plan (the “Plan”) and this Stock Unit Award Agreement (this “Agreement”). Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	Name of Participant:

2.	Number of Stock Units Granted:

3.	Date of Grant:

4.	Vesting: Subject to Section 7 below, the Stock Units shall vest in three annual installments, with 33.33% of the Stock Units vesting on the one year anniversary of the Date of Grant (the “First Vesting Date”), 33.33% on the two year anniversary of the Date of Grant (the “Second Vesting Date”) and 33.34% of the Stock Units vesting on the three year anniversary of the Date of the Grant (the “Third Vesting Date,” and each of the First Vesting Date, the Second Vesting Date and the Third Vesting Date, a “Vesting Date”), so that the Stock Units shall be fully vested on the Third Vesting Date. If applicable, the number of Stock Units which shall vest on the First Vesting Date and the Second Vesting Date shall be rounded down to the preceding whole number (e.g., 101.50 rounded down to 101), and the number of Stock Units which shall vest on the Third Vesting Date shall equal the number of Stock Units granted as indicated in Section 2 above minus the whole number of Stock Units which have vested on the First Vesting Date and the Second Vesting Date.

5.	Delivery Date: Subject to Sections 7 and 8 below, Shares of Common Stock equal to the number of Stock Units which vest in accordance with Section 4 above will be delivered to the Participant (or in the event of death or Disability to his or her executor, personal representative or heirs, as appropriate) on or within 30 days following the applicable Vesting Date; provided, however, the Committee may provide for the payment of the Stock Units in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock on the applicable Vesting Date which would otherwise be distributed to the Participant.

6.

Dividend Equivalent Rights. The Participant shall have the right to receive an amount equal to the amount of any cash dividends paid with respect to a share of Common Stock multiplied by the number of shares of Common Stock underlying the Stock Units, provided, (i) such dividends shall be subject to the same vesting restrictions and forfeiture provisions that apply to the underlying Stock Units, (ii) such dividends shall be paid in cash, in shares of Common Stock, in the form of Stock Units, or a combination of any or all of the foregoing, and (iii) such dividends shall be paid at the same time as the underlying Stock Units are delivered pursuant to Section 5 of this Agreement.

7.	Cessation of Employment or Service: If the (i) Participant ceases to be employed by or serve the Company or any of its Subsidiaries as an Employee, Nonemployee Director, Independent Contractor or otherwise for any reason, including, without limitation, death, Disability, with or without Cause, the Stock Units shall, to the extent not then vested, be immediately forfeited on the date of such cessation of employment or services, or (ii) Participant ceases to be employed by or serve the Company or any of its Subsidiaries as an Employee, Nonemployee Director, Independent Contractor or otherwise for Cause after an applicable Vesting Date, but before the delivery of the shares of Common Stock or cash as described in Section 5 above, the Stock Units which vested on such Vesting Date shall immediately be forfeited on the date of such cessation of employment or services. The Participant shall have no further right to the delivery of any shares of Common Stock or cash represented by any forfeited Stock Units.

8.	Tax Withholding: The Stock Units shall be subject to the tax withholding provisions set forth in Section 15 of the Plan, and, the Committee may pass through to the Participant and impose on the Stock Units any fringe benefit taxes imposed on the Company or any of its Subsidiaries. By accepting this Stock Unit award, the Participant agrees that the Company or any of its Subsidiaries may withhold from the shares of Common Stock issuable in connection with the vesting of the Stock Unit a specified number of shares of Common Stock having a specified value in order to meet any applicable tax withholding obligations and any fringe benefit taxes as described in the preceding sentence.

9.	No Right to Continued Employment or Service. The Participant’s rights, if any, to continue to be employed by or to serve the Company as an Employee, Nonemployee Director, Independent Contractor or otherwise, shall not be enlarged or otherwise affected by the grant of the Stock Units, and the Company or the applicable Subsidiary reserves the right to terminate the Participant’s employment or service at any time. The right of the Company or any Subsidiary to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

10.	Transferability. Stock Units shall not be transferable otherwise than by will or the laws of descent and distribution. Shares of Common Stock issued in respect of vested Stock Units may be transferred subject to any applicable securities law restrictions.

11.

Grant Subject to Plan Provisions. The Stock Units pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant of the Stock Units is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Stock, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. The Committee shall administer the plan and its decisions shall be final, conclusive, and binding on the Company and the Participant.

12.	No Stockholder Rights. Neither the Participant, nor any other person, shall have any of the rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Stock Units, until certificates for Common Stock have been issued with respect to such Stock Units.

13.	Applicable Law. This Agreement, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

14.	Amendment. This Agreement may be amended or modified at any time by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein.

15.	Section 409A. The Stock Units provided under this Agreement are intended to qualify for the “short-term deferral” exception to Code section 409A.

A copy of the Plan, and other materials required to be delivered or made available to the Participant, will be delivered or made available electronically, provided that upon request of the Participant, the Company will deliver to the Participant paper copies of such materials. By accepting the grant of the Stock Units under this Agreement, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The payment of any award, shares of Common Stock, benefits, or dividend equivalents hereunder is expressly conditioned upon the terms and conditions of this Agreement and the Plan and your compliance with such terms and conditions.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, effective as of the Date of Grant.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:
Date:

3